 Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-158205), and in the related Prospectus of El Paso Corporation, Colorado Interstate Gas Company, Colorado Interstate Issuing Corporation, El Paso Natural Gas Company, Southern Natural Gas Company, Southern Natural Issuing Corporation and Tennessee Gas Pipeline Company of our report dated February 28, 2011 with respect to the consolidated financial statements and schedule of Colorado Interstate Gas Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Houston, Texas
February 28, 2011